Exhibit 23.1


  CONSENT OF THE INDEPENTENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors
JLM Couture, Inc.


     We hereby consent to incorporation by reference in Registration Numbers 333-48477 and 333-56434 on Form S-8 of our report dated January 21, 2004 on the consolidated balance sheet of JLM Couture, Inc. and Subsidiaries as of October 31, 2003 and 2002 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended October 31, 2003, which appear in the October 31, 2003 Annual Report on Form 10-K/A of JLM Couture, Inc.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York
June 14, 2004